Exhibit 10.8
Western Digital Corporation
Summary of Compensation Arrangements
for
Named Executive Officers and Directors
NAMED EXECUTIVE OFFICERS
Base Salaries. The current annual base salaries for the current executive officers of Western Digital Corporation (the “Company”) who were named in the Summary Compensation Table in the Company’s Proxy Statement that was filed with the Securities and Exchange Commission in connection with the Company’s 2013 Annual Meeting of Stockholders (the “Named Executive Officers”) are as follows:

Named Executive Officer	Title	Current Base Salary
Stephen D. Milligan	President and Chief Executive Officer	$1,050,000
Timothy M. Leyden	Chief Financial Officer	$700,000
Michael D. Cordano	President, HGST Subsidiary	$700,000
James J. Murphy	President, WD Subsidiary	$550,000
Semi-Annual Bonuses. Under the Company’s Incentive Compensation Plan (the “ICP”), the Named Executive Officers are also eligible to receive semi-annual cash bonus awards that are determined based on the Company’s achievement of performance goals pre-established by the Compensation Committee (the “Committee”) of the Company’s Board of Directors as well as other discretionary factors. The ICP, including the performance goals established by the Committee for the second half of fiscal 2014, are further described in the Company’s current report on form 8-K filed with the Securities and Exchange Commission on February 10, 2014, which is incorporated herein by reference.
Additional Compensation. The Named Executive Officers are also eligible to receive equity-based incentives and discretionary bonuses as determined from time to time by the Committee, are entitled to participate in various Company plans, and are subject to other written agreements, in each case as set forth in exhibits to the Company’s filings with the Securities and Exchange Commission. In addition, the Named Executive Officers may be eligible to receive perquisites and other personal benefits as disclosed in the Company’s Proxy Statement filed with the Securities and Exchange Commission in connection with the Company’s 2013 Annual Meeting of Stockholders.
DIRECTORS
Annual Retainer and Committee Retainer Fees. The following table sets forth the current annual retainer and committee membership fees payable to each of the Company’s non-employee directors other than the Hitachi Designated Directors:

Type of Fee	Current Annual Retainer Fees
Annual Retainer	$75,000
Lead Independent Director Retainer	$20,000
Non-Executive Chairman of Board Retainer	$100,000
Additional Committee Retainers
• Audit Committee	$15,000
• Compensation Committee	$12,500
• Governance Committee	$7,500
Additional Committee Chairman Retainers
• Audit Committee	$25,000
• Compensation Committee	$22,500
• Governance Committee	$12,500

The retainer fee to the Company’s lead independent director referred to above is paid only if the Chairman of the Board is an employee of the Company. Effective commencing with the Company’s 2010 Annual Meeting of Stockholders, the annual retainer fees are paid immediately following the Annual Meeting of Stockholders.
Non-employee directors do not receive a separate fee for each Board of Directors or committee meeting they attend. However, the Company reimburses all non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board of Directors or committee meeting. Mr. Milligan, who is an employee of the Company, does not receive any compensation for his service on the Board or any Board committee.
Additional Director Compensation. The Company’s non-employee directors are also entitled to participate in the following other Company plans as set forth in exhibits to the Company’s filings with the Securities and Exchange Commission: Non-Employee Director Restricted Stock Unit Grant Program, as adopted under the Company’s Amended and Restated 2004 Performance Incentive Plan; and Deferred Compensation Plan.
Hitachi Designated Director Compensation Program. On August 14, 2013, we entered into an agreement with Hitachi, Ltd. (“Hitachi”) by which we agreed to make certain payments to Hitachi in lieu of our prior undertaking in the Investor Rights Agreement to compensate the Hitachi Designated Directors on the same basis that we compensate other non-employee directors. For each of the Hitachi Designated Directors, Hitachi received an initial payment of $260,959, which is reported in the “Director Compensation Table for Fiscal 2013” in the Company’s Proxy Statement that was filed with the Securities and Exchange Commission in connection with the Company’s 2013 Annual Meeting of Stockholders. For each year of service commencing with the 2013 Annual Meeting of Stockholders, Hitachi is entitled to a cash payment with respect to each continuing Hitachi Designated Director equal to the base annual retainer otherwise payable to one of our other non-employee directors pursuant to our non-employee director compensation policy then in effect (which is summarized above). Hitachi also will be entitled to an additional cash payment(s) determined by reference to the grants of RSUs the Hitachi Designated Directors would have been granted had such Hitachi Designated Directors participated in our Non-Employee Director Restricted Stock Unit Grant Program under our 2004 Performance Incentive Plan. Such cash payment(s) will be payable to Hitachi within ten (10) days after the date on which such hypothetical RSUs would have vested had such units actually been granted to the Hitachi Designated Directors under the terms of the program, and will be calculated based on the number of units that would have vested multiplied by the closing price of a share of our common stock on the vesting date. Hitachi will not be entitled to any cash payment with respect to any hypothetical RSUs for which the applicable vesting conditions would not have been satisfied by the applicable Hitachi Designated Director. The Hitachi Designated Directors are not entitled to any compensation from us for their service on our Board of Directors but are entitled to the same travel and expense reimbursement as our other non-employee directors.